Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports First Quarter 2018 Results; Updates 2018 Outlook

AUSTIN, Texas, May 9, 2018 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the first quarter 2018.    A net loss of $15.4 million was recognized for the first quarter of 2018, compared to net income of $4.5 million for the fourth quarter of 2017 and $1.6 million for the first quarter of 2017. In the first quarter of 2018, the net loss was primarily due to non-recurring transaction expenses related to the CDM Acquisition.   Net cash provided by operating activities was  $36.4 million for the first quarter of 2018,  compared to $39.3 million for the fourth quarter of 2017 and $18.3 million for the first quarter of 2017.

Adjusted EBITDA was  $44.1 million for the first quarter of 2018, compared to $42.1 million for the fourth quarter of 2017 and $36.0 million for the first quarter of 2017.  Distributable Cash Flow was  $33.7 million for the first quarter of 2018, compared to $33.2 million for the fourth quarter of 2017 and $27.2 million for the first quarter of 2017.

“The first quarter got off to a great start for USA Compression, with continued encouraging fundamentals in the compression services industry leading to an increase in service revenues of approximately 6%, and an increase in active horsepower of 61,000, or about 4% over the fourth quarter,” commented Eric D. Long, USA Compression’s President and Chief Executive Officer. “Our Distributable Cash Flow Coverage Ratio continues to improve and was 1.03x for the quarter. We continue to see high utilization of our deployed fleet of approximately 95%; furthermore, the lead times for large horsepower equipment, currently about 12 months, are expected to remain long for the foreseeable future. This tightness in the compression marketplace has put upward pressure on service rates across all of our categories of equipment, and we have also taken the opportunity to term-up some of the month-to-month contracts in selected regions.”

“Our customers are ramping up activity levels meaningfully, which is driving increasing demand for our largest horsepower assets. For the balance of 2018, we have commitments to take delivery of approximately 150,000 horsepower, including orders from CDM Resource Management.  We recently committed to an additional 50,000 horsepower for delivery in the first half of 2019. Consistent with our business model strategy these commitments consist of very large horsepower units. A significant portion of the 2018 deliveries are already under contract with our customers, and we expect our first tranche of 2019 units to go quickly,” he added.

“In the midst of this strong market for our compression services, in January, we announced a transformative transaction with the Energy Transfer family that resulted in USA Compression acquiring CDM Resource Management, Energy Transfer’s compression business, for consideration of approximately $1.7 billion, and Energy Transfer acquiring our general partner. At closing in early April, this transaction brought together two like-minded service providers with high quality assets, and provides USA Compression expansion into regions in which we were historically underrepresented. We expect the combined business, which will continue to focus on large horsepower serving infrastructure applications, to benefit from the positive trends in our industry. Integration of the two businesses is underway and is progressing better than expected.”

Average revenue generating horsepower was 1,662,896 for the first quarter of 2018, compared to 1,602,365 for the fourth quarter of 2017 and 1,406,206 for the first quarter of 2017.  Average revenue per revenue generating horsepower per month was  $15.60 for the first quarter of 2018, compared to $15.21 for the fourth quarter of 2017 and  $14.98 for the first quarter of 2017.

Revenues were $77.7 million for the first quarter of 2018, compared to $75.4 million for the fourth quarter of 2017 and  $66.0 million for the first quarter of 2017.   Gross operating margin was  $52.2 million for the first quarter of 2018, compared to  $50.3 million for the fourth quarter of 2017 and $43.5 million for the first quarter of 2017. Gross operating margin as a percentage of total revenues was 67.1% for the first quarter of 2018, compared to 66.8% for the fourth quarter of 2017 and 65.9% for the first quarter of 2017.    We recognized an operating loss of $6.1 million for the first quarter of 2018,  compared to operating income of $11.5 million for the fourth quarter of 2017 and $7.4 million for the first quarter of 2017. In the first quarter of 2018, the operating loss was primarily due to non-recurring transaction expenses related to the CDM Acquisition.

Expansion capital expenditures were $50.4 million, maintenance capital expenditures were $2.0 million and cash interest expense, net was $8.5 million for the first quarter of 2018.

On April  19, 2018, the Partnership announced a cash distribution of $0.525 per unit on its common units.  This first quarter distribution corresponds to an annualized distribution rate of $2.10 per unit.  The distribution will be paid on May 11, 2018 to unitholders of record as of the close of business on May 1, 2018.   For the first quarter of 2018, the Partnership’s Distributable Cash Flow Coverage Ratio was 1.03x and Cash Coverage Ratio was 1.03x.

Operational and Financial Data

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Operational Data
Fleet Horsepower (at period end)	1,847,416	1,799,781	1,739,379
Revenue Generating Horsepower (at period end)	1,686,170	1,624,377	1,427,634
Average Revenue Generating Horsepower	1,662,896	1,602,365	1,406,206
Revenue Generating Compression Units (at period end)	2,843	2,830	2,612
Horsepower Utilization (at period end) (1)	94.7%	94.8%	89.9%
Average Horsepower Utilization (for the period) (1)	94.9%	94.7%	88.2%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$77,739	$75,385	$66,032
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$15.60	$15.21	$14.98
Net income (loss)	$(15,370)	$4,546	$1,552
Operating income (loss)	$(6,087)	$11,527	$7,368
Net cash provided by operating activities	$36,394	$39,343	$18,286
Gross Operating Margin (3)	$52,196	$50,340	$43,510
Gross Operating Margin Percentage	67.1%	66.8%	65.9%
Adjusted EBITDA (3)	$44,069	$42,111	$36,003
Adjusted EBITDA Percentage	56.7%	55.9%	54.5%
Distributable Cash Flow (3)	$33,725	$33,223	$27,223

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.

Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 91.3%, 90.3% and 82.1% for the quarters ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 91.4%, 90.0% and 80.9% for the quarters ended March 31, 2018,  December 31, 2017 and March 31, 2017, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

Liquidity and Long-Term Debt

As of March 31, 2018,  the Partnership was in compliance with all covenants under its $1.1 billion revolving credit facility. As of March 31, 2018, the outstanding balance under the revolving credit facility was $819.1 million. On April 2, 2018, in connection with the closing of the CDM Resource Management transaction, the Partnership increased the size of its revolving credit facility from $1.1 billion to $1.6 billion, as well as reset the tenor for another 5 years and reset the leverage covenant levels.

As of March 31, 2018, the outstanding aggregate principal amount of 6.875% senior notes was $725.0 million.

Full-Year 2018 Outlook

USA Compression is updating its full-year 2018 guidance to incorporate the expected results of CDM Resource Management after closing on April 2, 2018:

•	Net loss range of $50.0 million to $30.0 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $310.0 million to $330.0 million; and
•	Distributable Cash Flow range of $170.0 million to $190.0 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2018 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 888-394-8218 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 323-701-0225.  The conference ID for both is 6059010.

A replay of the call will be available through May 20, 2018.  Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 6059010.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  On April 2, 2018, the Partnership closed its previously announced transactions with the Energy Transfer family, including, among other things, the Partnership’s purchase of Energy Transfer’s compression business and Energy Transfer’s purchase of 100% of the limited liability company interests in the Partnership’s general partner. More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income (loss) before net interest expense, depreciation and amortization expense, and income tax expense.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction fees, loss (gain) on disposition of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with U.S. generally accepted accounting principles (“GAAP”) results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, management believes that it is important to consider operating income (loss) determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income (loss) is provided in this news release.

Distributable Cash Flow is defined as net income (loss) plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on disposition of assets, proceeds from insurance recovery and other, less maintenance capital expenditures.

Distributable Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, our Distributable Cash Flow as presented may not be comparable to similarly titled measures of other companies.

Management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to any retained cash reserves established by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and incentive distribution rights (“IDRs”) in respect of such period, divided by distributions declared to limited partner unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and IDRs in respect of such period, divided by cash distributions expected to be paid to limited partner unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. Management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2018 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income (loss) and net cash provided by operating activities, and net income (loss) and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2018 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017,  which was filed with the Securities and Exchange Commission on February 13, 2018,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;
•	our ability to realize the anticipated benefits of acquisitions and to integrate acquired assets with our existing fleet, including the CDM Acquisition;
•	actions taken by the Partnership’s customers, competitors and fourth-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 ir@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Revenues:
Contract operations	$76,716	$72,151	$60,432
Parts and service	1,023	3,234	5,600
Total revenues	77,739	75,385	66,032
Cost of operations, exclusive of depreciation and amortization	25,543	25,045	22,522
Gross operating margin	52,196	50,340	43,510
Other operating and administrative costs and expenses:
Selling, general and administrative	33,495	13,840	11,123
Depreciation and amortization	25,112	25,110	24,151
Gain on disposition of assets	(324)	(300)	(244)
Impairment of compression equipment	—	163	1,112
Total other operating and administrative costs and expenses	58,283	38,813	36,142
Operating income (loss)	(6,087)	11,527	7,368
Other income (expense):
Interest expense, net	(9,219)	(6,896)	(5,674)
Other	6	5	7
Total other expense	(9,213)	(6,891)	(5,667)
Net income (loss) before income tax expense	(15,300)	4,636	1,701
Income tax expense	70	90	149
Net income (loss)	$(15,370)	$4,546	$1,552

Net income (loss) allocated to:
General partner's interest in net income (loss)	$(773)	$397	$353
Limited partners' interest in net income (loss)	$(14,597)	$4,149	$1,199

Weighted average common units outstanding:
Basic	62,264	62,117	60,877
Diluted	62,264	62,526	61,154

Basic and diluted net income (loss) per common unit	$(0.23)	$0.07	$0.02

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net cash provided by operating activities	$36,394	$39,343	$18,286
Net cash used in investing activities	$(34,681)	$(40,147)	$(15,590)
Net cash provided by (used in) financing activities	$708,746	$(72)	$(2,754)

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income (loss)	$(15,370)	$4,546	$1,552
Interest expense, net	9,219	6,896	5,674
Depreciation and amortization	25,112	25,110	24,151
Income tax expense	70	90	149
EBITDA	$19,031	$36,642	$31,526
Impairment of compression equipment	—	163	1,112
Interest income on capital lease	351	372	431
Unit-based compensation expense (1)	2,239	3,548	2,945
Transaction expenses for acquisitions (2)	21,731	1,406	—
Severance charges	1,041	22	62
Other	—	258	171
Gain on disposition of assets	(324)	(300)	(244)
Adjusted EBITDA	$44,069	$42,111	$36,003
Interest expense, net	(9,219)	(6,896)	(5,674)
Income tax expense	(70)	(90)	(149)
Interest income on capital lease	(351)	(372)	(431)
Non-cash interest expense	704	545	547
Transaction expenses for acquisitions	(21,731)	(1,406)	—
Severance charges	(1,041)	(22)	(62)
Other	—	(258)	(171)
Changes in operating assets and liabilities	24,033	5,731	(11,777)
Net cash provided by operating activities	$36,394	$39,343	$18,286

(1)

For the quarters ended March 31, 2018,  December 31, 2017 and March 31, 2017, unit-based compensation expense included $0.8 million, $0.5 million, and $0.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million, $0 and $0.4 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2018 and 2017 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential and completed acquisitions. The Partnership believes it is useful to investors to exclude these fees.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME (LOSS) AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(Dollars in thousands — Unaudited)

The following table reconciles Distributable Cash Flow to net income (loss) and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income (loss)	$(15,370)	$4,546	$1,552
Plus: Non-cash interest expense	704	545	547
Plus: Non-cash income tax expense	20	90	109
Plus: Depreciation and amortization	25,112	25,110	24,151
Plus: Unit-based compensation expense (1)	2,239	3,548	2,945
Plus: Impairment of compression equipment	—	163	1,112
Plus: Transaction expenses for acquisitions (2)	21,731	1,406	—
Plus: Severance charges	1,041	22	62
Plus: Proceeds from insurance recovery and other	613	258	171
Less: Gain on disposition of assets	(324)	(300)	(244)
Less: Maintenance capital expenditures (3)	(2,041)	(2,165)	(3,182)
Distributable Cash Flow	$33,725	$33,223	$27,223
Plus: Maintenance capital expenditures	2,041	2,165	3,182
Plus: Changes in operating assets and liabilities	24,033	5,731	(11,777)
Less: Transaction expenses for acquisitions	(21,731)	(1,406)	—
Less: Severance charges	(1,041)	(22)	(62)
Less: Other	(633)	(348)	(280)
Net cash provided by operating activities	$36,394	$39,343	$18,286

Distributable Cash Flow	$33,725	$33,223	$27,223
Less: Cash distributions to general partner and IDRs (4)	—	754	749
Distributable Cash Flow attributable to limited partner interest	$33,725	$32,469	$26,474

Distributions for Distributable Cash Flow Coverage Ratio (5)	$32,783	$32,652	$32,119

Distributions reinvested in the DRIP (6)	$175	$304	$6,635

Distributions for Cash Coverage Ratio (7)	$32,608	$32,348	$25,484

Distributable Cash Flow Coverage Ratio (8)	1.03	0.99	0.82

Cash Coverage Ratio (9)	1.03	1.00	1.04

(1)

For the quarters ended March 31, 2018,  December 31, 2017 and March 31, 2017, unit-based compensation expense included $0.8 million, $0.5 million and $0.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million, $0 and $0.4 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2018 and 2017 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential and completed acquisitions. The Partnership believes it is useful to investors to exclude these fees.

(3)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(4)

The Equity Restructuring Agreement, dated January 15, 2018, by and among us, our general partner and Energy Transfer Equity, L.P., completed on April 2, 2018, converted the general partner interest into a non-economic general partner interest and cancelled the IDRs in exchange for the issuance of 8,000,000 common units to the Partnership’s general partner.  As a result, no cash distribution will be paid with respect to the general partner interest and IDRs for the quarter ended March 31, 2018 or in future periods.

(5)

Represents distributions to the holders of the Partnership’s common units as of the record date for each period, excluding the common units issued in connection with the consummation of the CDM Acquisition on April 2, 2018. For the quarter ended March 31, 2018,  the actual distribution to holders of the Partnership’s common units as of the record date was  $47.2 million, reflecting the common units issued on April 2, 2018 related to the CDM Acquisition.

(6)	Represents distributions to holders enrolled in the DRIP as of the record date for each period. The amount for the quarter ended March 31, 2018 is based on an estimate as of the record date.

(7)

Represents cash distributions declared for common units not participating in the DRIP for each period. For the quarter ended March 31, 2018, the amount excludes the common units issued in connection with the consummation of the CDM Acquisition on April 2, 2018.

(8)

For the quarter ended March 31, 2018, the Distributable Cash Flow Coverage Ratio based on actual common units outstanding as of the record date, including common units issued in connection with the consummation of the CDM Acquisition on April 2, 2018, was 0.71x.

(9)

For the quarter ended March 31, 2018, the Cash Coverage Ratio based on actual common units outstanding as of the record date, including common units issued in connection with the consummation of the CDM Acquisition on April 2, 2018, was 0.72x.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2018 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET LOSS

(Unaudited)

Guidance
Net loss	$(50.0) million to $(30.0) million
Plus: Interest expense, net	$84.5 million
Plus: Depreciation and amortization	$235.0 million
Plus: Income tax expense	$0.5 million
EBITDA	$270.0 million to $290.0 million
Plus: Interest income on capital lease	$1.0 million
Plus: Unit-based compensation expense (1)	$14.0 million
Plus: Transaction expenses and severance charges	$25.0 million
Adjusted EBITDA	$310.0 million to $330.0 million
Less: Cash interest expense	$80.0 million
Less: Preferred unit distribution	$36.5 million
Less: Current income tax expense	$0.5 million
Less: Maintenance capital expenditures	$23.0 million
Distributable Cash Flow	$170.0 million to $190.0 million

(1)	Based on the Partnership’s unit closing price as of March 31, 2018.